Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

FDA GRANTS PRIORITY REVIEW OF PIRFENIDONE NDA FOR THE TREATMENT OF PATIENTS WITH IPF

Brisbane, Calif., January 4, 2010 – InterMune, Inc. (Nasdaq: ITMN) today announced that the U.S. Food and Drug Administration (FDA) has accepted for review and granted Priority Review designation for the company’s New Drug Application (NDA) for pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis (IPF).

Priority Review designation may be granted by the FDA to an NDA for drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. This designation has the potential to expedite the NDA approval process by reducing the target review period for the application from approximately 10 months to six months. Based on the Prescription Drug User Fee Act (PDUFA), the FDA has set an action date for the NDA of May 4, 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “We are pleased to have begun the review process of the first NDA submitted to FDA for a medicine for IPF patients and we look forward to working with the Pulmonary-Allergy Division to complete the review as expeditiously and thoughtfully as possible.”

About Pirfenidone

Preclinical and in-vitro evidence had shown that pirfenidone has both anti-fibrotic and anti-inflammatory effects. Results from three adequate and well-controlled Phase 3 studies have shown evidence of a treatment effect in IPF patients and the compound has been safe and generally well tolerated, with the most common side effects including photosensitivity rash and gastrointestinal symptoms.

InterMune licensed pirfenidone from Marnac, Inc. and its co-licensor, KDL GmbH, in 2002 and in 2007 purchased from Marnac and KDL the rights to sell the compound in the United States, Europe and other territories except in Japan, Taiwan and South Korea where rights to the molecule were licensed by Marnac and KDL to Shionogi & Co. Ltd. of Japan. In October 2008, pirfenidone was approved for use in IPF patients in Japan and is marketed as Pirespa® by Shionogi in that country.

About IPF

Idiopathic pulmonary fibrosis (IPF) is a disabling and ultimately fatal disease that affects approximately 200,000 patients in the United States and Europe combined, with approximately 30,000 new cases reported per year in each of the United States and Europe.

IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough and is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, with a median age of 63 years and the disease tends to affect slightly more men than women. There are no medicines approved in the United States or Europe for the treatment of IPF.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) currently is being reviewed by the FDA. The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated regulatory timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy analyses and safety results the company has submitted in support of its NDA filing and currently intends to submit in support of its MAA filing. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 16, 2009 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

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